Exhibit 99.1

For Immediate Release	For more information contact: Richard Donnelly, CEO 303/ 794-2000 Greg Pusey, Chairman 303/ 884-4406

   AspenBio Announces Significant Product Development Progress and Official Filing
With FDA

Castle Rock, CO, March 29, 2005 — AspenBio, Inc. (OTCBB: APNB) announced today that it continues to make progress and achieve significant milestones in development activities on its SurBred™ (bovine early pregnancy test) and its four recombinant drug products in development which are a part of the technology and patent estate licensed in 2004 under the Washington University (St. Louis) agreement.

Recent studies have confirmed that SurBred™ (bovine early pregnancy test) is based upon the correct protein marker for determining pregnancy status of a dairy cow at the eighteenth day following artificial insemination. Limited field trials are being conducted by AspenBio to determine the accuracy of the latest generation of tests provided by Merlin Labs, an organization specializing in lateral flow test development. The most effective test configuration and procedures are being optimized. While progress has been made on the tests, continued optimization of conditions and improvement in accuracy are needed for Merial Limited to proceed with marketing the test. Merial, the world’s leading animal health company, (a joint venture of Merck and Aventis), has the exclusive right to market and distribute SurBred™ worldwide.

AspenBio has successfully manufactured small quantities of each of four drugs licensed out of the Washington University agreement. The drugs, if successfully produced in larger quantities are believed to be able to substantially improve both reproduction rates and reproduction management in bovine (cows) and equine (horses) species. The four recombinant drugs are equine luteinizing hormone (“eLH”), equine follicle stimulating hormone (“eFSH”), bovine luteinizing hormone (“bLH”) and bovine follicle stimulating hormone (“bFSH”). The drug in the most advanced stage of development is eLH, which is being produced under contract with an outside organization specializing in the manufacture of recombinant bio-pharmaceuticals. An initial sample from a pilot batch of the recombinant eLH product has been received from the manufacturer and determined to be biologically active and highly pure. Additional testing is being done on the product, including limited field trials for dosage and activity determination when injected into mares. AspenBio expects to receive additional pilot-scale quantities for an estimated 10,000 doses of the recombinant eLH within the next 30-45 days for additional testing and possible reagent use.

AspenBio recently filed an INADA with the Center for Veterinary Medicine of the Food and Drug Administration (“FDA”) and has just received its INADA letter and file number to officially commence the approval process of the eLH product with the FDA.

Subject to financial considerations, AspenBio anticipates that the remaining three recombinant drugs, eFSH, bLH and bFSH will be advanced on a similar track as eLH. AspenBio’s ability to successfully develop all of its products and commercialize them will depend upon a number of factors, including the ability to develop and produce the products on an economical basis, the successful determination that the products are safe and effective and AspenBio’s ability to support and commercialize the products.

AspenBio also announced preliminary 2004 year-end revenue results with sales of its base antigen business increasing by 23.6% to total revenues of approximately $804,000.

Richard Donnelly, newly hired CEO stated, “I am very excited about the continued progress being made at AspenBio. The products that we have in late stage development have significant worldwide revenue potential, if we can successfully bring them to the marketplace. We are very focused on advancing these products and have been exploring possible marketing opportunities for them.”

AspenBio, Inc. is an emerging biotechnology company engaged in the discovery, development, manufacture, and marketing of products for animal healthcare, founded in August 2000. AspenBio leverages its proprietary knowledge and technology towards the development of novel products with substantial market potential. As a dominant supplier of human antigens, AspenBio manufactures these antigens primarily for use as controls to determine whether diagnostic test kits are functioning properly. The Company currently markets more than 30 products to diagnostic test kit manufacturers and research facilities. While generating modest revenues from this antigen business, AspenBio has been actively advancing the development of novel animal reproduction products for large worldwide markets. We currently have a robust product pipeline with four novel recombinant hormones and a new bovine early pregnancy detection test in development. AspenBio’s strategy is to pursue technologies under in-licensing agreements with universities, research scientists, and doctors; conduct research on the technologies through various stages of pre-clinical and clinical development; and then either out-license or sell the technologies, enter into marketing and distribution agreements with major pharmaceutical companies, or proceed directly to product launch. Through its own application and under its license agreements, AspenBio has an extensive portfolio of patents, provisional patent applications and patents pending.

This news release includes “forward looking statements” of AspenBio, Inc. (“APNB”) as defined by the Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that APNB believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors APNB believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of APNB. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including development of new products, obtaining additional funding, adverse changes in market conditions, fluctuations in sales volumes, and problems in collecting receivables. Furthermore, APNB does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this news release should be considered in conjunction with the warnings and cautionary statements contained in APNB’s recent filings with the SEC.